Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to this Registration Statement on Form S-4 and related joint proxy statement/prospectus of our report dated March 16, 2022, with respect to the consolidated financial statements of Calidi Biotherapeutics, Inc. (Company) as of December 31, 2021 and for year then ended which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in this joint proxy statement/prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

April 13, 2023